Exhibit 99.1

AspenBio Pharma Reports on FDA 510(k) Clinical Trial Progress for AppyScore, World’s First Blood-Based Diagnostic Test for Human Appendicitis

Over 550 Patients Now Enrolled in Ongoing 800 Patient Trial

CASTLE ROCK, CO., October 22, 2008 — AspenBio Pharma, Inc. (Nasdaq: APPY), an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for humans and animals, reported the enrollment level in the ongoing FDA 510(k) clinical trial for AppyScore™, the world’s first blood-based diagnostic test for human appendicitis, has reached approximately 70%.

As of October 18, 2008, there were 553 patients enrolled in the ongoing clinical trial in which 800 patient enrollments will complete the study. Based upon current ongoing weekly enrollment rates, the company anticipates achieving the goal of 800 patient enrollments within the next several weeks.

The study enrollment is focused on patients arriving at hospital emergency rooms with a primary complaint of abdominal pain. Qualified patients are further narrowed with criteria related to medical history and duration and location of abdominal pain.

Patient test results from the independent multicenter study are completely blind. Therefore, until the trial is completed and data is unlocked, information concerning trial results will remain unknown to all parties, including AspenBio, its independent Contract Research Organization (“CRO”) and the participating hospitals.

The company expects to complete the trial later in 2008, to be followed by reporting the data and then anticipates submitting its FDA 510(k) application early in 2009.

Once the final study enrollment target of 800 patients has been achieved, the company estimates an additional four to six weeks will be required for its independent medical data contractor to review and QC (quality control) all final patient and study data, un-blind the study patient codes, and provide final data metrics for statistical analysis.

The final data will be forwarded to an independent medical statistician who will conduct final statistical analysis and study results, which will then be reported to the company for inclusion in the FDA submission. Once the data has been submitted, successfully reviewed and accepted by the FDA, final clearance steps will include determining the final product label claims, which are also subject to FDA approval.

The company anticipates completing its FDA 510(k) application in early 2009. Although the company has confidence in its product, results of any blind trial can be unpredictable and inconsistent. Unforeseen events can occur, and there are many factors which are beyond the control of the company. Therefore, there can be no assurance AspenBio will be able to achieve its anticipated timelines or meet expectations.

Upon completion of 800 patient enrollments in this clinical trial, the company plans to provide an update to shareholders that enrollment targets have been achieved. Approximately four to six weeks following achievement of full enrollment, the company plans to issue an additional summary update to shareholders on the final key study results as it prepares and completes its submission of the FDA 510(k) application.

While advancing AppyScore and the current FDA application for our 45 minute ELISA lab test is the company’s number one priority, the company continues to make progress on two additional formats of the appendicitis test in its product pipeline. The additional versions are designed to provide more rapid results and are less labor intensive.

AspenBio Pharma president and CEO, Richard Donnelly, stated, “We believe these new rapid test versions will enhance both overall shareholder value and adoption potential of this new blood testing technology within the worldwide medical community.”

The first of these two additional test versions includes a state-of-the-art diagnostic instrument which has been developed in conjunction with a premier medical instrument company. It is designed to provide results in approximately 15 minutes after a prepared sample is deposited into a test device and processed by the instrument. The third version in the appendicitis blood test pipeline is a disposable point-of-care device designed to be used in specific segments of the worldwide market.

As reported earlier, results of recent unpublished pilot data suggests that the assay performs with consistently high sensitivity and has shown a trend of improved specificity. Further analysis of this pilot data suggests that AppyScore in combination with other existing standard of care tests, including white blood count (“WBC”) and computed tomography, (“CT”) may provide a significant improvement in the quality of diagnostic information available to the physician. While results in any large blind trial cannot be assured, the company believes the current 800 patient trial will demonstrate this improved clinical utility.

About AspenBio Pharma, Inc.
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery; development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and that have large worldwide market potential. The company was originally formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. AspenBio Pharma continues to advance the development and testing of its two first-generation blood-based human diagnostic tests designed as an aid in the diagnosis of human appendicitis. For more information, go to http://www.aspenbiopharma.com.

Forward-Looking Statements
This news release includes “forward-looking statements” of AspenBio Pharma, Inc. (“APPY”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APPY believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APPY believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APPY. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including statements regarding the ability to successfully complete the clinical trials and pivotal studies required for FDA submission, obtain FDA approval for, cost effectively manufacture and generate revenues from the appendicitis test as well as the animal products under this agreement and other new products, execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, obtain and enforce intellectual property rights, and realization of intangible assets. Furthermore, APPY does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APPY’s recent filings with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Chairman
Tel 303-722-4008

Investor Relations:
Liolios Group, Inc.
Geoffrey Plank or Ron Both
Tel 949-574-3860

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